Farm-In Agreement for Farm-in to UKCS Petroleum Production Licences P.1211
Block 14/14b and P.1288 Blocks 14/8a and 14/9a

This Farm-In Agreement (“FIA”) dated 7th June 2007 is by and between;

1. Granby Enterprises Limited, a company incorporated in England and Wales (registered number 4388397) with its registered office at Antholin House, 71 Queen St, London EC4N 4TL (“Granby”); and

2. Atlantic Petroleum UK Limited a company incorporated in England and Wales (registered number 4395761) and having its registered office at 4th Floor, 15 - 16 New Burlington Street, London. W1S 3BJ (“Atlantic”); and

3. Fox Energy Exploration Limited, a company incorporated in England and Wales (registered number 6251095) and having its registered office at 3rd Floor 15 Poland Street, London W1F 8QE (“Fox”),

(hereinafter “Party” or “Parties” as the context requires).

WHEREAS:

A.

At the date hereof, Granby is the sole licensee of UK Petroleum Production Licences P.1211 and P.1288 and holds one hundred percent (100%) of the legal and beneficial right, title and interest in Blocks 14/14b, 14/8a and 14/9a as listed in Schedule 1 and Granby is the “Operator” of the same.

B.

Licences P.1211 and P.1288 are in the process of being merged by the Department of Trade and Industry (‘DTI’) into one licence, being P.1211 as revised block 14/14b and 14/9a hereinafter being referred to as the “Merged Licence” with a revised “Licence Area” (with coordinates as listed in Schedule 5) and revised work obligations (as listed in clause 2.3).

C.

Atlantic is in the process of acquiring a 50.00% interest in Licences P.1211 and P.1288 (Blocks 14/14b, 14/8a and 14/9a) from Granby (the “Granby/Atlantic Assignment”) which shall become a 50.00% interest in the Merged Licence after completion of the merger of Licences P.1211 and P.1288 by the DTI.

D.

Fox wishes to farm-in and acquire from Granby and Granby wishes to farm-out and assign to Fox the Farm-In Interest (Granby) (as such term is defined below) in accordance with the terms and conditions contained in this FIA.

E.	Subject to completion of the Granby/Atlantic Assignment, Fox wishes to farm-in and acquire from Atlantic and Atlantic wishes to farm-out and assign to Fox the

Farm-In Interest (Atlantic) (as such term is defined below) in accordance with the terms and conditions contained in this FIA.

F.

Granby and, subject to completion of the Granby/Atlantic Assignment, Atlantic shall also grant to Fox an option to acquire a further 26.67% interest in the Merged Licence in accordance with the terms and conditions contained in this FIA

NOW IT IS THEREFORE AGREED AS FOLLOWS:

1.	Definitions and Scope

	1.1	For the purposes of this FIA, unless the context otherwise requires, the following terms shall have the meanings ascribed thereto below:

“Completion” means the completion of the transfer of the Farm-In Interest (Granby) and the Farm-In Interest (Atlantic) respectively from Granby and Atlantic to Fox in accordance with the provisions of this FIA.

“Effective Date” means 1st June 2007.

“Farm-In Interest (Atlantic)” means:

		(a)	an undivided legal interest in Licence P.1211; and

		(b)	an undivided legal interest in Licence P.1288;

(as the same may be varied by reason of the merger of Licences P. 1211 and P.1288); and

(c)

an undivided sixteen point six seven percent (16.67%) interest (being a part of Atlantic’s entire undivided beneficial right, title and interest) in Blocks 14/14b, 14/8a and 14/9a (as the same may be varied by reason of the merger of Licences P.1211 and P.1288).

“Farm-In Interest (Granby)” means:

		(a)	an undivided legal interest in Licence P.1211; and

		(b)	an undivided legal interest in Licence P.1288;

(as the same may be varied by reason of the merger of Licences P. 1211 and P.1288); and

		(c)	an undivided sixteen point six six percent (16.66%) interest (being a part of Granby’s entire undivided beneficial right, title and interest) in Blocks 14/14b, 14/8a and 14/9a (as the same may be varied by reason of the merger of Licences P.1211 and P.1288).

“Licence” means Licence P.1211, Licence P.1288 and/or the Merged Licence (as the case may be).

1.2

The scope of this FIA encompasses the transfer and assignment from Granby and Atlantic to Fox, respectively, of the Farm-In Interest (Granby) and, subject to completion of the Granby/Atlantic Assignment, the Farm-In Interest (Atlantic).

2.	Farm-In Terms

2.1

In consideration of (a) the assignment to Fox from Granby of the Farm-In Interest (Granby); and (b) subject to completion of the Granby/Atlantic Assignment, the assignment to Fox from Atlantic of the Farm-In Interest (Atlantic), Fox agrees to fund its “Farm-In Paying Interest Share” (being 100.00% as defined in Schedule 2) of the Seismic Costs (as such term is defined in clause 2.4) and its 33.33% share of the Licence budget costs from the Effective Date as agreed by the Parties.

2.2

In addition to the acquisition by Fox of the Farm-In Interest (Granby) and the Farm-In Interest (Atlantic) under this FIA, Granby and, subject to completion of the Granby/Atlantic Assignment, Atlantic shall grant to Fox an exclusive, non transferable option (“Option”) to acquire an additional 26.67% interest (‘Option Interest’) in the Licence, comprising a 13.34% interest to be assigned from Granby to Fox and a 13.33% interest to be assigned from Atlantic to Fox if the Option is validly exercised by Fox. The Option shall be granted and effective from Completion and shall continue to be valid and exerciseable by Fox (by written notice to both Granby and Atlantic) until the date being twenty eight days (28) after receipt by Fox of the processed seismic data from Fugro (‘Expiry Date’). On the Expiry Date the Option shall expire and be of no further force and effect if it has not been previously validly exercised. The terms for Fox to acquire the Option Interest shall be the payment of 46.67% of the dry hole costs (excluding testing) of the Contingent Well (as such term is defined below) (without prejudice to Fox’s obligation to fund 33.33% of the dry hole costs (excluding testing) of the Contingent Well in respect of the Farm-In Interest (Granby) and the Farm-In Interest (Atlantic) transferred to Fox under this FIA). Assignment of the Option Interest shall be subject to consent of the Secretary of State for Trade and Industry.

	2.3	The revised work obligations under the Licence as confirmed by the DTI are as follows;

(i)      Firm commitment

The shooting of sufficient High Resolution 2D Seismic to cover the Licence as agreed with the DTI, and

(ii)     Contingent commitment

The drilling of a well (‘Contingent Well’) on the Licence to a depth of 2,500 metres or to 30 metres into the top Pentland Formation, whichever is the shallower; unless the DTI confirms in writing that that it would not be justified to drill the Contingent Well, having regard to the technical information available at the time, and in particular the results of the following technical studies (‘Contingent Well Terms’):

•	The interpreted presence of Jurassic sand over the Anglesey structural culminations.
•	The demonstration of 3-way dip closure back to the north-west along the tilted fault blocks.
•	The demonstration of some positive direct hydrocarbon indicator (being AVO, amplitude, rock physics) from the new high resolution dataset.

2.4

The high resolution 2D seismic work programme is scheduled to commence and be performed by Fugro Survey Ltd in the third quarter of 2007. The “Seismic Costs” shall comprise the costs of shooting a High Resolution 2D seismic survey and reprocessing using ‘Geocube’ over the Licence in accordance with Schedule 6.

2.5

If under the terms of the Licence the Contingent Well Terms are not met (as determined by the DTI) after interpretation of the High Resolution 2D Seismic and there becomes no firm obligation under the Licence to drill the Contingent Well the Parties shall endeavour to reach unanimous agreement under the JOA (as defined below) on whether to voluntarily drill the Contingent Well. If any Party votes against drilling the Contingent Well then such Party shall withdraw from the Licence and shall assign its entire Percentage Interest in the Licence pro rata to the continuing Parties and if all Parties vote against drilling the Contingent Well the Licence shall be relinquished.

2.6

The Contingent Well if drilled shall be drilled to a true vertical depth of no less than the deeper of the obligation depth under the Licence as listed in Schedule 4 or such sufficient depth to test the Anglesey Prospect whichever is the greater.

2.7

Upon Completion, Fox’s Farm-in Paying Interest Share (being 100%) of the Seismic Costs shall be due upon and in accordance with the invoice from Fugro Survey Ltd as a reimbursement of the Seismic Costs paid by Granby and Atlantic. Unless all the Parties hereto agree otherwise in writing, all costs incurred under the Licence from the Effective Date (save for (a) the

Seismic Costs which shall be borne 100% by Fox; and (b) the Contingent Well costs of which Fox shall bear a total of eighty (80%) percent in the event that it has validly exercised the Option and had the Option Interest assigned to it) shall, upon Completion, be borne by the Parties in accordance with their respective percentage interests in the Licence being, on Completion, Granby: 33.34%, Atlantic: 33.33% and Fox: 33.33%.

2.8

The Parties agree to negotiate in good faith to agree the terms of a Joint Operating Agreement (“JOA”) after Completion, such JOA to be based upon the most recent United Kingdom Offshore Operators Association (“UKOOA”) industry standard document.

3.	Third Party Farminees and Assignment of Licence Interest

3.1

With respect to the Licence, the assignment of the Farm-In Interest (Granby) and, subject to completion of the Granby/Atlantic Assignment, the Farm-In Interest (Atlantic) under this FIA, to Fox shall be made by Granby and Atlantic, respectively, from their legal and beneficial interests as listed in Schedule 1.

3.2

The assignment of the Farm-In Interest (Granby) and, subject to completion of the Granby/Atlantic Assignment, the Farm-In Interest (Atlantic) under this FIA to Fox shall be subject to their reassignment by Fox to Granby and Atlantic, respectively, (without prejudice to any other remedies available to Granby and/or Atlantic) in the event of material non-performance of the obligations of Fox in respect of the Licence under this FIA, provided that Fox is given at least fourteen (14) days written notice to remedy any default.

4.	Completion

4.1

Completion of the assignment of the Farm-In Interest (Granby) and the Farm-In Interest (Atlantic) to Fox under this FIA shall be subject to the following conditions precedent; (i) confirmation from the DTI that the Licences P.1211 and P.1288 have been merged and reissued into one merged Licence; (ii) the Secretary of State for Trade and Industry’s consent being obtained to the assignment of the Farm-In Interest (Granby) and the Farm-In Interest (Atlantic) to Fox; (iii) payment by Fox on behalf of Granby and Atlantic of 100.00% of the Seismic Costs; (iv) completion of the Granby/Atlantic Assignment; and (v) completion by the Parties of assignment documentation.

4.2

The Parties shall each use their reasonable endeavours to procure satisfaction of the conditions precedent referred to in Clause 4.1 (i) to (v) inclusive as soon as reasonably practicable after the date of this FIA. Unless said conditions precedent have been satisfied or waived by 31st July 2007 this FIA shall terminate without liability or other responsibility on any

Party, subject always to each Party’s obligation to use reasonable endeavours as aforesaid.

4.3	The Parties agree that the assignment documentation (referred to in clause 4.1) shall be based on standard industry documentation but not under the Master Deed process.

4.4	Completion shall take place on the day which falls two (2) days after the date on which the last condition precedent is satisfied or waived (or on such other day as the Parties may agree).

5.	Operatorship, Warranties and Liability

5.1

Granby shall be Operator of the Licence. However, if Granby is required to transfer operatorship of the Licence to another co-venturer (or another co- venturer becoming contract Operator) under the Licence for the purposes of drilling the Contingent Well (such as a drilling rig being under contract to such co-venturer and available to drill the Contingent Well) then the Parties agree to support such transfer of operatorship provided that such co-venturer has demonstrated to the reasonable satisfaction of all Parties its ability to operate the Licence.

5.2

Granby warrants to Fox that Granby is a licensee of Licences P.1211 and P. 1288 (as the same may be varied by reason of the merger of Licences P. 1211 and P.1288) and that it holds a 50.00% legal and beneficial interest in Blocks 14/14b, 14/8a and 14/9a (as the same may be varied by reason of the merger of Licences P.1211 and P.1288) and that to the best of its knowledge and belief there are no encumbrances or adverse claims being actual, pending or threatened against the Farm-In Interest (Granby) to be assigned to Fox. This warranty shall be deemed to be repeated at Completion.

5.3

Subject to completion of the Granby/Atlantic Assignment, Atlantic warrants to Fox that Atlantic is a licensee of Licences P.1211 and P.1288 (as the same may be varied by reason of the merger of Licences P.1211 and P.1288) and that it holds a 50.00% legal and beneficial interest in Blocks 14/14b, 14/8a and 14/9a (as the same may be varied by reason of the merger of Licences P.1211 and P.1288) and that to the best of its knowledge and belief there are no encumbrances or adverse claims being actual, pending or threatened against the Farm-In Interest (Atlantic) to be assigned to Fox. This warranty shall be deemed to be repeated at Completion.

5.4

Each of the Parties represents and warrants at the date of this FIA that it has the legal right, power and authority to execute and enter into this FIA and that the execution of and performance under this FIA will not constitute or cause a breach of or default under any other agreement or arrangement to which it is a party and such representation and warranty shall be deemed to be repeated at Completion.

5.5	Except in the event of fraud or wilful concealment, no Party shall be liable to any other Party for indirect or consequential loss including loss of profits or business opportunity howsoever arising.

6.	Governing Law, Assignment and General

6.1

This FIA shall be governed by and construed in accordance with English law and each Party irrevocably submits to the excusive jurisdiction of the English courts as regards any claim or matter arising under or in connection with this FIA.

	6.2	Unless expressly stated, no term this FIA is intended to be enforceable by third parties under the Contracts (Rights of Third Parties) Act 1999.

6.3

This FIA shall not be assignable unless with the written agreement of all Parties except that any Party may assign all or part of its interest under this FIA and under the Licence to an Affiliate incorporated in England and Wales of such Party. For the purposes of this FIA an Affiliate shall be defined as any company or legal entity which (a) controls either directly or indirectly a Party, or (b) which is controlled directly or indirectly by such Party or (c) is directly or indirectly controlled by a company or entity which directly or indirectly controls such Party. “Control” means the right to exercise 50% or more of the voting rights in the appointment of the directors of such company.

	6.4	Each Party shall be responsible for its own costs in connection with the preparation and negotiation of this FIA and any documents contemplated by it including, without limitation, the JOA.

6.5

This FIA represents the entire understanding of the Parties in relation to the matters dealt with herein and supersedes all prior understandings and negotiations of the Parties in respect of such matters.

	6.6	This FIA is not intended to constitute and shall not be construed so as to constitute any partnership or association.

6.7

No waiver by any Party of any breach of a provision of this FIA shall be binding unless made expressly in writing signed by or on behalf of the Party granting such waiver. Further, any such waiver shall relate only to the breach to which it expressly relates and shall not apply to any subsequent or other breach, and the giving of any time or indulgence shall not constitute a waiver.

6.8

The illegality, invalidity or unenforceability of any provision of this FIA or any part thereof shall not affect the legality, validity or enforceability of any other part thereof or of any other provision.

6.9	The terms and conditions of this FIA may only be varied by an agreement in writing signed by an authorised representative of each of the Parties and specifically referring to this FIA.

7.	Announcements and Confidentiality

7.1

This FIA is confidential to the Parties and their respective advisers. Save in respect of disclosure to each Party’s advisers which is hereby authorised by all Parties, none of the Parties shall make any disclosure or announcements regarding the existence of this FIA or the matters contained in this FIA, unless the Party wishing to make such disclosure or announcement has first obtained the written consent of the other Parties, save for any disclosures or announcements which such Party is obliged to make by law or by any governmental, statutory or regulatory body or to comply with the rules of any recognized stock exchange in which event such Party shall give advance written notice to the other Parties of such disclosure or announcement.

8.	Taxation

8.1

The Parties agree that the Licence disposals referred to in both clauses 2.1 and 2.2 fall within section 194 of the Taxation of Chargeable Gains Act 1992 and section 553 of the Capital Allowances Act 2001 and that they will each file their tax returns on this basis.

8.2

All sums payable and other consideration given under this Agreement are exclusive of value added tax (“VAT”), which will be added where applicable and will be payable by the relevant purchaser on production of a valid VAT invoice.

	8.3	Granby and Atlantic confirm that they are each registered as a taxable person for the purposes of VAT as at the date of Completion.

8.4

Notwithstanding that the Parties believe that the sales and transfers hereunder are transactions which are outside the scope of VAT by virtue of the Value Added Tax (Special Provisions) Order 1995, or Article 5 of the Value Added Tax (Place of Supply of Services) Order 1992, in the event that any Party is advised in writing by HM Revenue & Customs after full disclosure of all material facts that any transaction hereunder is subject to VAT, the relevant purchaser undertakes that, if called upon to do so by the relevant seller, it will pay to the relevant seller on presentation by the relevant seller of a VAT invoice any amounts properly due in respect of VAT set out in such invoice within thirty (30) days of demand.

8.5

If required, the Parties agree that the relevant seller shall make an application to the Commissioners of Revenue & Customs under section 49(1)(b) of the Value Added Tax Act 1994 for a direction that any records relating to the Licence(s) which under paragraph 6, Schedule 11 of the Value Added Tax Act 1994 have been maintained by the relevant seller or its affiliates should be preserved by the relevant seller or its affiliates. The relevant seller shall forthwith upon receipt thereof provide the relevant purchaser with a copy of any such direction, and the relevant purchaser shall retain access at all reasonable times during business hours to all books and records retained by the relevant seller or its affiliates in relation to VAT matters concerning the Licence(s), and the relevant seller covenants to retain such records as required by paragraph 6, Schedule 11 of the Value Added Tax Act 1994.

IN WITNESS WHEREOF, the Parties have all their required corporate approvals to execute this FIA as a valid and binding understanding between them effective on the date first written above.

Granby Enterprises Limited

By: /s/ Robert Moore

Atlantic Petroleum UK Limited

By: /s/ David Hill

Fox Energy Exploration Limited

By: /s/ Alexander Craven

Schedule to Farm-In Agreement for UKCS Petroleum Production Licences P.1211
Block 14/14b and P.1288 Blocks 14/8a and 14/9b

Schedule 1 – Initial Licence Percentage Interests prior to farm-in by Fox

Licences	Block	Granby’s Initial Interest	Atlantic’s Initial Interest
P.1211	14/14b	50.00%	50.00%
P.1288	14/8a & 14/9a	50.00%	50.00%

Schedule 2 – Fox’s Farm-In Paying Interest Share for Seismic Costs in Merged Licence

Licence after merger	Blocks after merger of the Licences	Fox’s Farm-In Paying Interest Share
P.1211	14/14b and 14/9a	100.00%

Schedule 3 - Licence Percentage Interests after assignment to Fox of the Farm-In Interest (Granby) and the Farm-In Interest (Atlantic)

Merged Licence as reissued by the DTI	Blocks after merger of the Licences	Example Prospect Mapped by Granby	Granby Interest	Atlantic Interest	Fox Farm-In Interest
P.1211	14/9a,	Anglesey	33.34%	33.33%	33.33%
	14/14b

Schedule 4 – Minimum Licence Obligation Contingent Well Drilling Depth (True Vertical Depth Sub Sea in Meters)

Merged Licence	Blocks after merger of the Licences	Contingent Well Licence Drilling Depth (mTVDSS)
P.1211	14/14b and 14/9a	One contingent well to be drilled to the shallower of 2500mTVDSS or 30m into the top Pentland Formation

Schedule 5- Coordinates for Licence after merger of P.1288 into P.1211

PDF from DTI of new Merged Licence coordinates to be inserted

+44 (0) 1483 836918 p.12

Petroleum Act 1998

dti

DTI File Reference	06/03/06/56	06/03/06/56
Licence No.	P.1211	P.1288
Effective Date	01/12/2006	01/12/2006

The Secretary of State hereby acknowledges the surrender of part of the Licensed Area covered by the licence named above. With effect from the Effective Date above, the Licensed Area as defined on Schedule 1 to the licence shall be replaced by the new Licensed Area as defined under "Block Co-ordinates" below. For information, the extent of the new Licensed Area is shown in square kilometres below, under "Area".

Description of Licensed Area(s)

Block	Area Km2	Block Co-ordinates
14/14b	64.70	Block 14/14b (as at 01-Dec-2006) is bounded by the following co-ordinates: (1) 58Degr 40' 00.000"N 0Degr 12' 00.000"W (2) 58Degr 40' 00.000"N 0Degr 24' 00.000"W (3) 58Degr 37' 00.000"N 0Degr 24' 00.000"W (4) 58Degr 37' 00.000"N 0Degr 14' 00.000"W (5) 58Degr 37' 00.000"N 0Degr 12' 00.000"W (6) 58Degr 40' 00.000"N 0Degr 12' 00.000"W The above co-ordinates were specified using 'European Datum 1950'.

Department of Trade & Industry Page 1 of 2 Licence Administration section

Bob Moore +44 (0) 1483 838918 p.13

Petroleum Act 1998

dti

Block	Area Km2	Block Co-ordinates
14/9a	56.10	Block 14/9a (as at 01-Dec-2006) is bounded by the following co-ordinates: (1) 58Degr 40' 00.000"N 0Degr 24' 00.000"W (2) 58Degr 40' 00.000"N 0Degr 12' 00.000"W (3) 58Degr 44' 00.000"N 0Degr 12' 00.000"W (4) 58Degr 44' 00.000"N 0Degr 24' 00.000"W (5) 58Degr 40' 00.000"N 0Degr 24' 00.000"W The above co-ordinates were specified using 'European Datum 1950'.

Department of Trade & Industry Page 2 of 2 Licence Administration section

Schedule 6- Licence Seismic Programme

Acquisition of 1,545 line Kms High Resolution 2D Seismic and processing using ‘Geocube’ to be shot and processed by Fugro Survey Ltd.

Budgeted costs of GBP 956,620 including contingency.